Exhibit 10.42

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Matthew Link (“Executive”) and NuVasive, Inc. (the “Company”).

WHEREAS, the parties acknowledge and agree that Executive was employed by the Company as an at-will employee, and is an executive eligible for severance pay and benefits under the NuVasive, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”); and

WHEREAS, Executive’s employment has terminated on the separation date set forth on Appendix 1 attached hereto (“Separation Date”) and such termination is “involuntary” as defined in the Severance Plan, but not the result of a “Change in Control” as set forth in the Severance Plan; and

WHEREAS, the Parties entered into that certain letter agreement dated October 13, 2020 (the “Letter Agreement”);  and

WHEREAS, the Parties entered into that certain Amendment No. 1 to Proprietary Information, Inventions Assignment, and Restrictive Covenant Agreement dated October 13, 2020 (the “Amended PIIA”) that provides for, among other things, non-solicitation and non-competition obligations of Executive during the two-year period ending December 31, 2022; and

WHEREAS, the Parties entered into that certain General Consulting and Services Agreement effective as of October 13, 2020 (the “Consulting Agreement”), wherein Executive agreed to provide services to the Company as a consultant for the period January 1, 2021 through March 31, 2021; and

WHEREAS, in accordance with the terms of the Severance Plan and that certain Letter Agreement, Executive and the Company desire to enter into this Separation Agreement to provide for payment of certain severance pay and benefits conditioned on Executive providing a general release of claims and complying with the restrictive covenants and other conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Severance Pay and Benefits.  In exchange for execution and non-revocation of this Agreement by Executive including the general release of claims herein, and only if Executive does not breach any of the provisions of this Agreement, including but not limited to Paragraph 3 (Return of Company Property), Paragraph 4 (Prohibited Conduct) and Paragraph 5 (Nondisclosure of Confidential Information):

(a)Severance Pay.  The Company will pay Executive severance pay in the aggregate amount set forth on Appendix 1 attached hereto (“Severance Pay”), which aggregate amount shall be paid in substantially equal installments over a period of one (1) year in accordance with the Company’s regular payroll practices beginning on the first regular payday after the Effective Date (as defined herein).  Executive acknowledges and agrees that this Severance Pay is fully taxable compensation subject to tax withholding and other required deductions.

(b)2020 Annual Bonus Eligibility. Executive will be eligible for an annual discretionary bonus for the year ended December 31, 2020, at the lesser of target or actual funding in an amount determined based on the Board-approved corporate funding level, and subject to the terms of the 2020 Annual Discretionary Bonus Plan (“Annual Discretionary Bonus”).  Such Annual Discretionary Bonus shall be paid in a lump sum cash payment no later than March 15, 2021.

(c)Outplacement Services.  The Company will provide outplacement assistance up to a total cost of $15,000.00) from a provider of the Company’s choosing.  Information about the outplacement service provider will be provided to Executive concurrent with the Effective Date. Executive may not receive cash or other severance benefits in lieu of outplacement service.

(d)Executive acknowledges that the right to receive some or all of the compensation and benefits provided by this Agreement is good and valuable consideration for the general release Executive is making in this Agreement and is in addition to any consideration to which he may already be entitled.  Further, Executive’s eligibility for the Severance Pay, Annual Discretionary Bonus, and other benefits herein are conditioned upon Executive’s compliance with the terms of this Agreement, the Letter Agreement, and the Amended PIIA.  Executive also acknowledges and agrees that neither the Company nor its attorneys have made any representations regarding the tax consequences, if any, of the Severance Pay and benefits provided in Paragraph 1.  Executive understands that to the extent additional taxes are found to be due and owing, the Executive will be solely responsible for payment of same.

(e)Executive and the Company agree that Executive has certain equity awards outstanding which are and shall remain subject to certain vesting conditions as of the Effective Date.  Except as otherwise set forth in the Letter Agreeement, Executive’s rights and interests under such equity awards will be determined pursuant to the terms of the relevant award agreements based on the terms and conditions thereof.  Except as otherwise set forth in the Letter Agreement, all long-term incentive awards subject to vesting after the Separation Date will terminate unvested and be forfeited in accordance with the terms of the relevant award agreements for such awards.

2.Release of Claims.

(a)General Release.  As a material inducement for the Company to enter this Agreement and as a condition to the right to receive Severance Pay, the Annual Discretionary Bonus and other benefits under the Severance Plan, Executive does hereby agree to release and forever discharge the Company, and all of its respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, benefit plans and fiduciaries thereof, and all of their respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, and heirs (referred to herein as “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Executive may have, now has, or has ever had arising from Executive’s employment with the Company or the termination thereof, or any other matter or event that may have occurred as of the Effective Date of this Agreement, including, but not limited to, unpaid wages, salary, overtime compensation, bonuses, commissions or other compensation of any sort or any benefits arising out of Executive’s employment (including but not limited to claims relating to stock and/or stock options); any other claims arising under any federal, state, or local laws and regulations relating to employment or employment discrimination; or for costs, fees or other expenses, including attorneys’ fees, incurred regarding these matters (“Released Claims”).  Executive understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable federal, state or local statute, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, Sections 503 and 504 of the Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act (“OWBPA”), the Executive Retirement Income Security Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act,  the Uniform Services Employment and Reemployment Act of 1994, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the California Fair Employment and Housing Act (FEHA), the California Labor Code and the California Labor Code Private Attorneys General Act (PAGA). This release excludes claims for unemployment benefits, claims for worker’s compensation benefits, and any other claims, the release of which is prohibited by applicable state and/or federal law.

(b)No current claims, charges or unpaid wages.  Executive represents that as of the Effective Date of this Agreement, he has been paid all wages and/or salary earned and all accrued and unpaid vacation, and that he has accurately reported all hours worked, and is unaware of any pending lawsuit, claim, charge or complaint filed by him or on his behalf against the Releasees, or any of them.  Executive further represents that he (i) has reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of Executive or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) Executive has provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission (“SEC”), any violation of federal law, or any violation of the Company’s Code of Business Conduct, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

(c)Release Includes Unknown Claims and Later Discovered Facts.  Executive understands that there is a risk that, subsequent to the execution of this Agreement, he may incur loss, damage or injury that he attributes to claims released herein.  Executive expressly assumes this risk.

(d)California General Release.  Executive acknowledges that he may discover facts different from or in addition to those which Executive now knows or believes to be true and that this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.   Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state.  Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Executive may have against the Company.

(e)Waiver of Right to Bring Released Claims.  Executive agrees not to bring or prosecute any Released Claims against the Releasees, either individually or collectively, whether acting on his own behalf or as part of a class or other group. Nothing in this Paragraph shall interfere with Executive’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), or other state or federal agency, however, the consideration provided to Executive in this Agreement shall be the sole relief provided for the Released Claims and Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or recovery, including any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on Executive’s behalf after his filing of any administrative charge against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

(f)Agreement as a Defense/Costs of Enforcement.  Executive agrees that if he asserts any claim, action, charge or suit against the Releasees, the Releasees, or any of them, may plead this Agreement as an absolute defense.  Executive further agrees that if Executive breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Executive shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 2(f) shall not apply to charges filed by Executive with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Executive to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.

3.Return of Company Property.  Executive acknowledges that documents created during his affiliation with the Company are Company property, and that all such documents created or obtained by, or furnished to, Executive during the course of or in connection with his employment with the Company are the Company’s exclusive property.  Accordingly, Executive agrees that he will leave with the Company (or return to the Company) all originals and copies (whether paper or electronic) of such material in his possession by the close of business on the Separation Date, as well as any access keys, security codes, laptop, Company credit card(s), telephone card(s), and other Company property in his possession.  Executive promises that he has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any Company property.  Executive further agrees that all personal charges to any corporate credit cards are the responsibility of Executive and will be paid by Executive to the credit card company in a timely manner.

4.Prohibited Conduct.  In the event that the Company, in its capacity as Plan Administrator of the Severance Plan, determines in its sole discretion that Executive has engaged in Prohibited Conduct, Executive shall (1) be disqualified from and cease to be eligible to participate in the Severance Plan, (2) forfeit all rights to any Severance Pay, Annual Discretionary Bonus or other benefits paid or payable pursuant to the Severance Plan and/or this Agreement, and (3) within thirty (30) days following written notice from the Company, pay to the Company an amount equal to the aggregate amount of Severance Pay, Annual Discretionary Bonus or benefits Executive received in cash pursuant to the Severance Plan and/or this Agreement.  For purposes of this Agreement, “Prohibited Conduct” means conduct in violation of the Amended PIIA.  Any determination of Prohibited Conduct shall be made by the Plan Administrator in accordance with the terms of the Severance Plan, and Executive shall have the right to pursue claims with respect thereto in accordance with the claims procedures set forth in the Severance Plan.  Notwithstanding anything contained herein to the contrary, Prohibited Conduct shall not include communication by Executive with any government agency, commission or regulator or participation by Executive in any investigation or proceeding that may be conducted by any government agency, commission or regulator, but only to the extent that such communication is required or permitted by law.

5.Non-Disclosure of Confidential Information.  Executive agrees to keep confidential all proprietary and Confidential Information regarding the Company or its parent corporation(s), subsidiaries, affiliates, or any Releasee, including, but not limited to, technical, research, business, development, and financial information, confidential information about employees, confidential information and material relating to any customer, vendor, licensee, or other party transacting business with the Company, and all other information disclosed to Executive, or to which Executive had access during the period of his employment with the Company, for which there is any reasonable basis to believe is, or which appears to be treated by the Company or relevant Releasee, as confidential information (“Confidential Information”). Executive further agrees not to release, use, or disclose Confidential Information except with the prior written permission of the Company.  The obligations in this paragraph supplement, and are in addition to any obligations Executive has under either a separate agreement concerning confidentiality and/or applicable law concerning the treatment of confidential information and/or trade secrets. Notwithstanding the obligations concerning confidentiality contained in this Agreement, the Company and Executive understand and agree that, pursuant to 18 USC § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

6.Confidentiality of Terms of Agreement.  As an additional material inducement for the Company to enter this Agreement, Executive agrees to keep confidential any discussions with the Company concerning this Agreement, and will not disclose the provisions hereof to anyone except Executive’s spouse, attorney(s) and tax advisor(s) or except as required by law.  Executive agrees that in the event of disclosure to any of the above-referenced persons, Executive will advise such person(s) to whom the disclosure is made, in advance, of the obligation to preserve and maintain the confidentiality of the terms and conditions set forth herein.  Any further disclosure, other than as authorized above, shall constitute a breach of this Agreement.  If Executive breaches this provision, it would be impracticable or difficult to affix the actual damages to the Company, therefore Executive agrees that in the event of each and any such breach, Executive shall pay the Company as liquidated damages, and not as a penalty, the total sum of $5,000, which represents reasonable compensation for the loss incurred because of such breach, plus any attorneys’ fees and costs associated with the enforcement of this provision.

7.Whistleblower Activities Protected.  Notwithstanding any of the above, nothing in this Agreement shall interfere with Executive’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Department of Justice, Securities Exchange Commission, U.S. Congress, and any federal agency Inspector General, or any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Executive need not seek prior authorization from Company to make any such reports or disclosures, nor notify the Company that such reports or disclosures have been made.

8.	Knowing and Voluntary Execution. Executive understands and agrees that he:

(a)May, but is not required to, take up to twenty-one (21) calendar days from the date he is presented this Agreement to consider whether or not he desires to execute this Agreement (with the understanding that to the extent, if any, changes are made to this Agreement at Executive’s request, such revisions do not re-start the twenty-one (21)-day consideration period);

(b)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(c)Is hereby advised in writing to consult with an attorney and tax advisor of his choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(d)Agrees that some or all of the Severance Pay and benefits provided pursuant to this Agreement and the Severance Plan are in addition to any consideration to which he may already be entitled absent execution of this Agreement;

(e)Will not be entitled to a re-computation of any employment benefits based on amounts paid in lieu of notice and/or Severance Pay;

(f)Understands that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived; and

(g)May revoke this Agreement at any time during the seven (7) calendar day period immediately after Executive signs and delivers this Agreement to the Company. Executive also understands that any revocation of this Agreement must be made in writing and delivered to NuVasive, Inc. at 7475 Lusk Blvd., San Diego, CA 92121, attention Nathaniel Sisitsky, General Counsel, within the seven (7) day period. Executive understands that this Agreement is not effective, and Executive is not entitled to the Severance Pay and benefits provided herein, until the expiration of this seven (7) calendar day revocation period.  Executive understands that upon the expiration of such seven (7) day revocation period, this entire Agreement will be binding upon Executive and will be irrevocable.  The “Effective Date” of this Agreement shall be the eighth day after Executive has accepted this Agreement, provided the Agreement is not timely revoked.

9.Governing Law, Venue, and Jurisdiction.  Except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended, or other federal laws, this Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.  The Parties agree that any dispute relating to or arising out of this Agreement shall be heard and decided exclusively in a state or federal court of competent jurisdiction in the State of Delaware.  Executive also agrees and acknowledges that prior to filing any action to enforce any rights hereunder, Executive is required to exhaust Executive’s administrative remedies provided under the Severance Plan.  To the extent, if any, Executive’s agreement to have this Agreement so interpreted and enforced under Delaware law is found unlawful, this Agreement will be interpreted and enforced in accordance with the laws of the state(s) in which Executive reside(s)(d) at the time(s) relevant to the specific dispute.

10.Representations. The parties to this Agreement represent and acknowledge that in entering and executing this Agreement, they have not relied upon any representations or statements made by any other party to this Agreement, or by the agents, representatives, or attorneys of any other party, with regard to the subject matter, basis, or effect of this Agreement.

11.Agreement to Arbitrate All Claims.  In the event of any dispute arising under or including any provisions of this Agreement, Executive and Company agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C., section 1, et seq.  The arbitration shall be conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then-applicable rules.  A neutral arbitrator shall be selected by both Executive and the Company, and shall: (1) have the authority to compel adequate discovery for the resolution of the dispute; (2) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive Laws of the State of Delaware; and (c) issue a written arbitration decision including the arbitrators’ essential findings and conclusions and a statement of the award.  The Parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration.  Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and arbitration costs.  If under applicable law the Company is not required to pay the arbitrator’s fees and costs, then such fees and costs will be apportioned equally between each set of adverse parties. The decision of the Arbitrator shall be final and binding on Executive and the Company.

12.Entire Agreement.  This Agreement, the Amended PIIA and the Letter Agreement set forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.  However, Executive agrees to abide by the terms of the Amended PIIA and the Letter Agreement that Executive entered into with the Company in exchange for the consideration provided under this Agreement.  This Agreement cannot be amended or modified, unless such amendment or modification is in writing and signed by an authorized representative of the Company and the Executive.  Notwithstanding this paragraph, nothing in this Agreement is intended to reduce in any way Executive’s post-termination obligations, if any, contained in any separate agreement containing post-employment obligations or restrictions, including any restrictive covenants.  To the extent, if any, Executive violates the promises made in this Agreement, the Amended PIIA, or the Letter Agreement, the Company may cease making any further payments to Executive under this Agreement, and may pursue any other appropriate remedy against Executive, without limiting Executive’s release of claims contained herein.

13.Representation by Independent Legal Counsel.   Executive represents and warrants that Executive has been individually represented by independent legal counsel, Bonnie Stokes, Esq., in negotiating the terms of this Agreement, including, but not limited to, the provisions relating to Governing Law, Venue and Jurisdiction.  Executive has engaged such legal counsel in accordance with California Labor Code Section 925 with the specific intent to designate the substantive laws of the State of Delaware as the choice of law to be applied to this Agreement and to designate the State of Delaware for venue and jurisdiction, in accordance with Section 9 of this Agreement.

14.Severability.  Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, or unenforceable, the offending provision shall be stricken and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.

15.No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company of any improper actions or liability whatsoever as to Executive or any other person, and the Company specifically disclaims any liability to or improper actions against Executive or any other person, on the part of the Releasees.

16.Waiver of Breach.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing and signed by the Company and Executive.

17.Not Aware of Violations.  Executive represents and agrees that he is not aware of any conduct by the Company or any other Releasees that may violate any federal, state or local law, rule or regulation.

18.Notice and Cooperation.  Executive agrees that if he is solicited or contacted by any law firm or agent of any law firm regarding the Company or his employment with the Company, or if he is ordered or subpoenaed to testify or produce information in connection with any claim against the Company, he will immediately notify the Company by contacting the Company’s General Counsel.  Executive also agrees to make himself fully and reasonably available to assist the Company and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which he may have relevant knowledge.

19.No Assignment. The Executive represents and warrants that he has made no assignment, and will make no assignment, of any claim, action, or right of any kind whatsoever, embodied in any of the matters referred to in this Agreement, and that no person or entity of any kind had or has any interest in any of the demands, obligations, actions, claims, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses, or claims referred to in this Agreement. By signing this Agreement, Executive has released all claims against the Releasees on behalf of Executive’s self, heirs, spouse, representatives, attorneys, advisors, family members, agents, or assigns.

20.No Rehire Rights.  Executive understands that as part of the consideration provided to Company under this Agreement, and to the extent permitted by law, he will not be eligible for hire or rehire by any of the Releasees and agrees that if he should apply for employment with any such entity, that entity may use this Agreement as the basis to withdraw any offer of employment and/or terminate the employment relationship.

21.Headings.  The headings in this Agreement are for convenience only and shall not be considered in interpreting the provisions hereof.

22.Assignment. Company may assign this Agreement to any successor, affiliate or third party without obtaining the consent of Executive.

23.Internal Revenue Code Section 409A.

(a)It is the intent of Executive and the Company that the termination of the employment of Executive pursuant to this Agreement constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(b)It is intended that this that the payments and benefits provided under this Agreement are exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement should be interpreted and construed in such a manner.

(c)If a payment obligation under this Plan arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the executive’s estate following his or her death. For purposes of the preceding sentence, interest shall accrue at the six (6)-month Libor rate.

(d)Each payment and benefit payable under this Agreement, and each other benefit required to be aggregated with the payment and benefits under this Agreement pursuant to Section 409A, is hereby designated as a separate payment, as provided in Treasury Regulation Section 1.409A-2(b)(2)(iii), and will not collectively be treated as a single payment.

(e)To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f)The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT, INCLUDING CLAIMS BROUGHT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

IN WITNESS WHEREOF, the parties have entered into this Separation Agreement and General Release.

EXECUTIVE:

_/s/ Matthew Link__________________________
Printed Name: Matthew Link

Date:1/21/21

NUVASIVE, INC.

By:	_/s/ Lucas Vitale______ ___________ Lucas Vitale Leader, Global Human Resources

Date:Jan 28, 2021

Appendix 1

Executive:	Matthew Link
Separation Date:	December 31, 2020
Severance Pay:	$575,934.00 , paid in substantially equal bi-weekly installments over a period of one (1) year in accordance with the Company’s regular payroll practices.

[Appendix 1 to Separation Agreement and General Release]